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                                                                   EXHIBIT 10.1

                           MANAGED PHARMACEUTICAL AGREEMENT

                         MAIL SERVICE AND CLAIM ADJUDICATION

    THIS AGREEMENT is made and entered into as of NOVEMBER 1, 1993, by and between ADVANCE PRESCRIPTION MANAGEMENT, INC., (hereinafter, "APM"), a Delaware corporation maintaining its principal place of business at 545 E. John Carpenter Freeway, Suite 1900, Irving, TX 75062, and THE MEGA LIFE & HEALTH INSURANCE COMPANY, 4001 MCEWEN, SUITE 200, DALLAS, TX 75244 (hereinafter, "Administrator"). APM and Administrator are hereinafter referred to jointly as the "Parties" or singularly as a "Party".

                                     DEFINITIONS

    A. "Participants" ("Participants") shall mean those individuals and their dependents included on a list of Participants furnished to APM by the Administrator in a mutually agreeable form

    B. "Primary Cardholder" shall mean that one individual through whom eligibility of that individual and their dependents is determined.

    C. "Mail Service Pharmacy" or "Mail Service" ("Mail Service Pharmacy" or "Mail Service") shall mean the pharmaceutical dispensing facility which utilizes the US Postal Service or common carriers to deliver product and which shall be a facility owned by an APM affiliate or another facility designated by APM for use under the terms of this agreement.

    D. "Mail" shall mean to deliver to the United States Post Office for first class delivery in a properly addressed envelope or package, with sufficient postage paid, or to United Parcel Service or a similar carrier selected by APM in its sole discretion.

    E. "Prescription" or "Prescription Order" shall mean a valid and legal order to dispense a prescription drug under all applicable statutes and regulations of the United States, (including the Food and Drug Administration) and the state and local jurisdiction in which the dispensing facility is located, such order being authorized by a person legally qualified to do so. Such terms shall not include (i) appliances, devices, bandages, heat lamps, braces, splints, artificial appliances, health and beauty aids, cosmetics, dietary supplements (ii) drugs required by law to be labeled: "Caution - Limited By Federal Law To Investigational Use" and (iii) experimental drugs not approved by the Food and Drug Administration.

    F. "Prescription Drug" or "Medication" shall mean drugs and biologicals which can be dispensed only pursuant to a Prescription Order and which, by law, are required to bear the legend: "Caution - Federal Law Prohibits Dispensing Without Prescription".

    G. "Generic Drug" means the chemical and generic name as determined by the United States Adopted Names Council (USANC) and accepted and rated "A" or "AB" by the Federal Food and Drug Administration (FDA) of those drug products having the same active ingredients as a drug product prescribed by its trade or brand name.

    H. "Advance Retail Network of Pharmacies" or "Providers" means the retail pharmacies under contract with APM to participate in providing retail prescription services to Participants on behalf of APM.

    I. "Medi-Span Databases" means the data provided to APM by Medi-Span, Inc. for use in the Company's pricing methods and/or Drug utilization review programs.

                                       RECITALS
A. Administrator desires to offer eligible Participants a Prescription Drug program pursuant to a specified plan.

B. APM is in the business of administering prescription drug benefit plans, including a Administrator-reimbursed claim indemnification and Mail Service prescription drug programs, all collectively known as Advance

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    Pharmaceutical Management Program ("APMP").  Under the APMP, Participants
    pay a portion of the cost of their Prescription Drugs according to a benefit program defined by Administrator. Prescription drugs are obtained via the Advance Mail Service Pharmacy or the Advance Retail Network of Pharmacies ("Network Providers"), both collectively hereinafter referred to the "Providers".

                                  TERMS OF AGREEMENT

    NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties hereby agree as follows:

    1.   APM RESPONSIBILITIES

         APM will administer, on Administrator's behalf, an APMP, as follows:

         (a) Prior to the beginning of the Administrator's plan year for any Participant enrolled by Administrator, APM will provide Administrator with copies of informational material for distribution to Participants, including but not limited to a general description of the APMP, standard Prescription Drug I.D. cards, Mail Service patient profiles & retail reimbursement claim forms used to file out-of-network retail claims.

         (b) APM will administer the APMP, and Participants will obtain their Prescription Drugs, in the manner described in Exhibit A ("How It Works"), attached hereto and incorporated herein. APM will process and adjudicate all Participant's claims according to the terms of specific drug benefit program selected by Administrator pursuant to the form attached hereto as Exhibit C ("Administrator's Drug Benefit Program").

         (c) APM will, on at least a weekly basis, advise Administrator of the sum of the processed claims and the Mail Service Prescriptions filled which have been processed by APM on behalf of Participants.

         (d) APM will, on at least a weekly basis, provide Administrator with a summary invoice of all claims paid and Mail Service prescriptions filled on its behalf.

    2.   MAIL SERVICE PHARMACY

         (a) APM shall designate the Mail Service Pharmacy to fill prescriptions with drugs or medications dispensed by licensed pharmacies for Participants designated by the Administrator and to mail such drugs or medications to Participants subject to the terms and conditions set forth herein. APM will administer delivery of Mail Service Prescriptions according to the Administrator's Drug Benefit Program. APM's designated Mail Service vendor will check for eligibility of the Participant and whether the drug is covered under the Administrator's Drug Benefit Program prior to processing the prescription.

         (b) APM shall designate a Mail Service Pharmacy which to the best knowledge of APM operates in accordance with all applicable statutes and regulations of the jurisdiction in which the dispensing facility is located and shall dispense only those Prescription Drugs which, in its sole discretion, fulfill the requirements of the Prescription writer and comply with applicable legal requirements.

         (c) APM will cause to be dispensed new or refill prescriptions upon receipt of a valid Prescription or refill order for any Participant and shall deposit the filled Prescription in the mail in a suitable package, with postage prepaid, properly addressed to Participant's address as last provided to APM by Administrator or as appearing on the face of the Prescription Order. Valid Participant Prescriptions will be filled and mailed within two business days of receipt of APM or the Mail Service Pharmacy.
              APM shall not be liable for any delay in delivery, either to Administrator or Participant. If a Prescription allows, and the patient agrees to the substitution of a less expensive Generic Drug, the APM designated Mail Service Pharmacy will fill the prescription with the Generic Drug as provided by law.


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         (d)  The APM Mail Service Pharmacy will dispense drugs in quantities up to the days supply as defined in Exhibit C, subject to limitations imposed on controlled substances and to limitations specified in the Prescription.

         (e) The Mail Service Pharmacy shall maintain required information ("profiles") on all Participants, beginning with the first Prescription received for each Participant. Such profiles will include, but not be limited to, a history of all drugs dispensed for a period to coincide with the then current term of this Agreement, drug interaction and allergy information as provided to APM by the Participant at the time the first Prescription is filled or at any time thereafter, and any other information deemed important by APM or mutually agreed upon by APM and the Administrator. APM shall not assume any liability or obligation to any person arising out of any inaccuracies or discrepancies in the data supplied by the Administrator, Participant and/or Databases. The Mail Service Pharmacy shall keep records of all Prescriptions filled for Participants for three (3) years after the date of filing such Prescriptions or such longer period as may be required by Federal or State law.

         (f) The Mail Service Pharmacy will have the right to refuse to fill or renew a Prescription for any Participant when, in the pharmacist's professional judgment, either filling or renewing such prescription is not in the best medical interest of the Participant or there is any doubt in the sole opinion of APM [or the pharmacist] as to the authenticity of the Prescription.

         (g) The pricing arrangement under which Administrator will be billed by APM for Mail Service dispensing will be as defined on Exhibit C.

    3.   ADMINISTRATOR RESPONSIBILITIES

         (a) Administrator will provide APM with an eligibility tape, a listing or application in a format mutually acceptable to the Parties, which lists all Participants and dependents (where known), and gives pertinent eligibility data (the "Eligibility List"). The information provided will identify the line of business and benefit package in which the Participant is enrolled. Administrator will provide a complete updated Eligibility List for APM on a monthly basis or more frequently as is mutually acceptable to the Parties.

         (b) Administrator shall notify Participants that they have been enrolled in the APMP and explain its benefits. Administrator shall distribute the APMP information material to all eligible Participants.

         (c) Subject to Section 6 hereof, Administrator will, in publications, advertising and other personnel communications, endeavor to communicate the APMP and its use. Administrator shall permit APM to meet with or otherwise communicate directly with prospective Participants concerning the APMP in a reasonable manner and at various times to be mutually agreed upon by APM and the Administrator, in order to promote the use of APM's service.

         (d) Administrator is responsible to indemnify all prescription drug claims pursuant to the design of the benefit plan, and will provide funds to APM for any payable claims in accordance with
              Section 4 hereof.

    4.   PAYMENT OF APPROVED CLAIMS

         (a) APM shall submit to Administrator, on a weekly interval (or more often as may be agreed upon by the Parties) a statement of account (the "Statement of Account"), the total amount of claims made by Participant and Providers under the APMP which have been processed and approved for payment by APM (referred to as "payable" claims) during the period of time specifically set forth in such statement of account.

         (b) Upon receipt of the Statement of Account, Administrator will ensure that sufficient funds to pay the claims are deposited into a bank account which APM will have access (the "Bank Account"),


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              and so notify APM.  APM shall have no obligation to release or mail payment of any claims until funds are received from Administrator.

         (c) Administrator hereby authorizes APM to draw upon the funds on deposit in Administrator's Bank Account, by means of electronic funds draw or such other means as shall be mutually agreed upon by the Parties. Administrator shall maintain on an ongoing basis a minimum deposit in the Bank Account in an amount approximately equal to the average amount of the claims set forth in the previous two Statements of Account. APM shall be entitled to withdraw from the Bank Account the amount specified in the Statement of Account on the second business day following Administrator's receipt of such statement. Upon the request of APM, Administrator shall execute and deliver any and all documents and instruments as may be necessary in order to provide for APM to be empowered to draw upon such finds in order to effect such payments.
         (d) Within three (3) working days after the withdrawal of such amount from the Bank Account, APM shall mail to each Provider or Primary Cardholder, drafts drawn on APM's own account, amounts which equal the payable claims.

         (e) Administrator shall pay APM for any Prescription dispensed to a Participant provided the actual dispensing date precedes the receipt of a revised Eligibility List of Participants from Administrator deleting from the Eligibility List, or not including, the name of the Participant for whom said prescription was dispensed. Notwithstanding Section 14(b) hereof, receipt means the earlier of actual receipt or five (5) business days after mailing to APM, P.O. Box 819054, Dallas, Texas 75381-9054, "Return Receipt Requested."

         (f) Should Administrator, for any reason, persistently and unreasonably fail to make timely payment or become insolvent, or enter into voluntary or involuntary bankruptcy, APM shall be entitled to cease adjudication of claims and/or the dispensing of prescriptions under this Agreement, while maintaining all rights hereunder.

    5.   ADMINISTRATIVE FEES

         Administrator shall pay to APM a separate administrative fee per paid claim which is manually processed and per each paid claim received electronically via computerized link with the Providers as set forth in Exhibit C. Administrator shall remit payment for all outstanding administrative fee's to APM within fifteen (15) days of the date of invoice which will occur on the first day of each month.

    6.   USE OF SERVICE MARKS

         APM shall not refer to the terms "THE MEGA LIFE & HEALTH INSURANCE COMPANY" in any advertising, customer marketing materials or any other third-party communications without the express prior written consent of Administrator.

         Administrator agrees that the term "ADVANCE PHARMACEUTICAL MANAGEMENT PROGRAM", the design of that program and the computer systems which support it, as well as all other service marks currently in use or claimed by APM, are the intellectual property of APM, and agrees not to use any such service marks in any advertising, customer marketing materials or any other third-party communication without the express prior written consent of APM.

    7.   CUSTOMER SERVICE

         A timely and positive response to any Participant complaint will be provided by APM. APM will maintain, at its sole expense, toll-free "800" numbers both outside and within the State of Texas for customer inquiries or complaints. APM will endeavor to respond to any customer complaint forwarded by Administrator within one business day of receiving same.

    8.   RECORDS AND REPORTS

         (a) MAINTENANCE OF RECORDS. APM shall maintain, in original form, on microfilm or computer tape, documentation of all claims received by APM and the manner of their processing. All such records


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              shall remain accessible to Administrator for examination and audit by Administrator throughout the calendar year in which they are created and for three calendar years thereafter. Such audit may be conducted by Administrator, upon reasonable prior written notice, at reasonable intervals during the regular business hours of APM; provided, however, that in conducting any such audit, Administrator shall not interfere with the business or operations of APM. All claims processing and other records pertaining to the administration of the APMP shall be and remain the property of APM.

         (b) MANAGEMENT INFORMATION REPORTS. APM shall mail or cause to be mailed to Administrator within 5 working days after the end of each month, an electronic summary of all claims paid and Mail Service Prescriptions filled during the preceding month. Such summary shall include the total of such payments made with respect to each group or risk category where Administrator has requested such a total, and shall contain such other data and be in such form as may be agreed upon by the Parties. Additional custom reporting which may be requested by Administrator and agreed upon by the Parties will be billed at a rate of $100 per programming hour.

         (c) MUTUAL RIGHT TO AUDIT. In order to verify the amount of fees due to APM hereunder, APM shall have the right to inspect and audit, or cause to be inspected and audited the books and records of Administrator relating to the existence and number of Participants. Similarly, Administrator shall have the right to audit the business records of APM which directly relate to billings made to Administrator for claims reimbursement. Administrator and APM shall fully cooperate with representatives of Administrator and with independent accountants hired by Administrator to conduct any such inspection or audit. Such audits shall only be made at reasonable intervals, upon prior written notice, during normal business hours, and without undue interference to the Party's business activity. If any such audit shall disclose that additional amounts are due to Administrator, such amounts shall be paid within ten (10) days after receipt of the audit report, plus interest on the terms specified in Section 14(e) hereof.

    9.   RELATIONSHIP OF THE PARTIES

         It is understood and agreed by the Parties hereto that APM and Administrator are independent contractors and that nothing in this Agreement is intended to make either Party a general or special agent, fiduciary, legal representative, joint venturer, or partner of the other for any purpose.

    10.  INDEMNIFICATION

         Each Party (First Party) shall be responsible for and shall indemnify, defend and hold harmless the other Party from any and all damage, claims, expenses, liabilities and losses, including reasonable attorney's fees and court costs, to the extent arising out of this Agreement and resulting from any act, negligence or fault of the First Party or its employees, agents or representatives either incidental to or in the performance of its duties or obligations under this Agreement.

         APM shall maintain, during the term of this Agreement, liability insurance with limits not less than $1,000,000 per occurrence, evidence of which shall be furnished to the Administrator upon written request but which amount shall not serve to limit APM's obligation to indemnify Administrator as described above.

    11.  TERM OF ENGAGEMENT

         The initial term of this Agreement will be for one (1) year commencing on the effective date hereof, unless earlier terminated in accordance with the provisions of Section 12 below. This Agreement will automatically be renewed for additional one (1) year terms unless terminated in accordance with Section 12 below.

    12.  TERMINATION

         This Agreement may be terminated as follows:

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         (a)  Upon the mutual written consent of the Parties hereto; or

         (b) This Agreement shall terminate one year from the date hereof. It shall be renewed, however, for additional periods of 12 months, provided that either party does not notify the other within 90 days of the end of a period that it wishes to terminate. In the event either party so notifies, termination shall be effective after the end of the then current period.

         (c) At APM's option, if Administrator shall fail within thirty (30) days of receipt of Statement of Account, to make sufficient funds available in accordance with Section 4 hereof.

         (d) Except as provided in paragraph (b) and (c) directly above, at either Party's option, if the other Party fails to comply with any provision of this Agreement and does not correct such failure within thirty (30) days after written notice of such failure to comply (which notice shall describe the action that the other Party must take to correct such failure) is delivered to the other Party.

         Termination of this Agreement shall not relieve either Party of any unfulfilled obligations hereunder, unless otherwise agreed to in writing between the Parties.

    13.  CONFIDENTIALITY OF ELIGIBILITY DATA

         APM agrees that all Eligibility Lists are the proprietary and confidential information of the Administrator and agrees that it will not disclose any such information to third parties, with the exception of those parties directly involved in the processing and adjudication of claims, without the express prior written consent of the Administrator.

    14.  GENERAL PROVISIONS

         (a) NOTICES. All notices and other communications required under this Agreement shall be in writing and shall be deemed to have been duly given upon receipt of registered or certified mail, postage prepaid, return receipt requested or by facsimile transmission, or delivered by hand or by overnight or similar delivery service, fees prepaid, to the party to whom it is to be given at the addresses set forth in the opening paragraph of this Agreement.

         (b) ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. This Agreement may not be modified or amended other than by an agreement in writing.

         (c) NON-WAIVER. The failure of either Party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right or claim granted or arising hereunder or of the future performance of any such term, covenant, or condition, and such failure shall in no way affect the validity of this Agreement or the rights and obligations of the Parties hereunder.

         (d) ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. This Agreement and the rights and obligations of the Parties hereunder may not be assigned by either Party, by operation of law or otherwise without the written consent of the other party, which consent will not be unreasonably withheld.

         (e) INTEREST ON LATE PAYMENTS. All fees and other amounts which the Administrator owes to APM shall bear interest from the date due until they are fully paid, at the rate of one percent (1%), per month unless such rate exceeds the maximum rate allowable by applicable law, in which case such amounts shall bear interest at the maximum legally allowable rate, which shall be deemed to be the agreed upon rate of interest.

         (f) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to its conflict of laws rules or choice of laws rules.


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         (g)  SURVIVAL.  Should any part, term or condition of this Agreement be declared illegal or unenforceable or in conflict with any other laws, the remaining provisions shall be valid and not affected thereby.


    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their proper and duly authorized officers on the date first above written. By executing the Agreement, the undersigned individuals hereby warrant and represent that they have read this Agreement in its entirety and agree to all its terms.


APM:                                   ADMINISTRATOR:
ADVANCE PRESCRIPTION MANAGEMENT, INC.  THE MEGA LIFE & HEALTH INSURANCE COMPANY


By:  /s/ Danny Phillips                By:  /s/ Richard Estell
Title:  Vice President                 Title:  President
Date:  6/3/94                          Date:  6/10/94


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